UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2008

XTO ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800
(Registrant’s Telephone Number, Including Area Code)

NONE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 23, 2008, the Company entered into an Agreement of Sale and Purchase with Headington Oil Company LLC and other interest owners to acquire producing properties and undeveloped acreage for cash and equity consideration valued at approximately $1.85 billion. Consideration in the transaction includes approximately $1.06 billion cash and 11,742,391 shares of XTO Energy Inc. common stock, par value $0.01 per share, valued at approximately $790 million, or $67.35 per share. The purchase includes 352,000 net acres of Bakken Shale leasehold in Montana and North Dakota. Undeveloped leasehold comprises about 215,000 net acres of the total. The acquired properties are located in the Bar Trend and Nesson Anticline of the Bakken Shale development. The Company’s internal engineers estimate proved reserves on the properties to be 68 million barrels of oil equivalent, of which 60% are proved developed. Production from the properties currently totals 10,000 barrels of oil equivalent per day, of which 88% is oil. The primary producing field at present is Elm Coulee in Montana. The agreement provides that the Company will file a prospectus supplement to its currently effective shelf registration statement on Form S-3 with respect to the shares of common stock.

The transaction is scheduled to close on or before July 15, 2008, subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Funding of the cash portion of the transaction is expected to be provided through a combination of cash flow and commercial paper. The number of shares of the Company’s common stock to be issued is not subject to adjustment. The final consideration will reflect typical closing and post-closing adjustments.

Item 3.02. Unregistered Sales of Equity Securities

As part of the consideration for the acquisition of the Headington Oil Company LLC oil and gas properties described in Item 1.01, the Company will issue 11,742,391 shares of common stock. The shares will be issued at closing without registration under the Securities Act of 1933 in reliance on an exemption from registration under Section 4(2) of the Securities Act. The Company is obligated to file a prospectus supplement to its existing shelf registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering the shares, and to file the prospectus supplement by closing.

7.01	Regulation FD Disclosure

On May 28, 2008, the Company issued a press release announcing that it had agreed to purchase producing properties and undeveloped acreage from Headington Oil Company LLC and other interest owners in the Bakken Shale located in Montana and North Dakota. In connection with announcing the acquisition, the Company said it expects to double the acquired reserve volumes over time and that drilling and operational activities should grow the Company’s production in the region by 12% to 15% annually with about one-third of cash flow. The Company also estimated production costs at $3.00 per barrel.

Forward-Looking Statement and Related Matters

Statements made in this Form 8-K, including those relating to proved reserves, upside reserve volumes, production growth targets, margins, production costs and method of financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the acquisition, failure to obtain consents from third parties, the availability of drilling equipment and technical personnel, the timing and results of drilling activity, higher than expected production costs and other expenses and objection to the transaction by the Federal Trade Commission under the Hart-Scott-Rodino Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.

The Securities and Exchange Commission has generally permitted oil and gas companies, in their filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation test to be economically and legally producible under existing economic and operating conditions. We use the terms reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques in our Item 7.01 Regulation FD Disclosure furnished above that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates by their nature are more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: May 30, 2008	By:	/s/ Bennie G. Kniffen
Bennie G. Kniffen
Senior Vice President and Controller